Exhibit 99.0

For Immediate Release	Contact: Bob DeFillippo
February 7, 2007	(973) 802-4149

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2006 RESULTS;

INCREASES 2007 EARNINGS GUIDANCE

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $3.144 billion ($6.50 per Common share) for the year ended December 31, 2006, compared to $3.219 billion ($6.34 per Common share) for 2005. Net income for 2005 included a benefit from reduction of tax liabilities in connection with the completion of IRS examinations of the company’s tax returns for the years 1997 through 2001, totaling $720 million, of which $692 million was not applicable to adjusted operating income. After-tax adjusted operating income for the Financial Services Businesses was $2.972 billion ($6.15 per Common share) for 2006, compared to $2.432 billion ($4.83 per Common share) for 2005, a 27 percent increase per Common share. Adjusted operating income is a non-GAAP measure as discussed below.

For the fourth quarter of 2006, net income for the Financial Services Businesses amounted to $893 million ($1.88 per Common share) compared to $377 million (78 cents per Common share) for the fourth quarter of 2005. After-tax adjusted operating income for the Financial Services Businesses for the fourth quarter of 2006 amounted to $791 million ($1.67 per Common share) compared to $524 million ($1.06 per Common share) for the fourth quarter of 2005. Results for the year-ago quarter included pre-tax expenses of $267 million (approximately 40 cents per Common share) related to obligations and costs we retained in connection with businesses contributed to the retail securities brokerage joint venture with Wachovia, primarily to increase a reserve for estimated settlement costs related to market timing issues.

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“The progress we’ve made in our first five years as a public company is evident in our results for the fourth quarter and the year. We’ve built a leading position in the domestic retirement and savings market, where we offer a full suite of competitive products that leverage our risk management and asset management skills. Our domestic protection businesses – Individual Life and Group Insurance – continue to perform well, and our Asset Management business had exceptional results for the year, benefiting from a strong commercial real estate market and solid growth in assets under management. Our international businesses continued to register excellent returns and offer us substantial growth opportunities,” said Chairman and CEO Arthur F. Ryan.

“With our mix of businesses with attractive growth opportunities, our complementary and expanding distribution, and our strong capital position, we believe we are on track to achieve our longer-term goals. For the year 2007, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $6.80 to $7.00 based on after-tax adjusted operating income of the Financial Services Businesses, an increase from our earlier 2007 earnings guidance of $6.60 to $6.80 per share. This expectation assumes appreciation in the S&P 500 index of 8 percent for the year,” Ryan said. The 2007 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

The company acquired the variable annuity business of The Allstate Corporation on June 1, 2006. Results of the Financial Services Businesses include the results of this business from the date of acquisition.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $349 million for the fourth quarter of 2006, compared to $365 million in the year-ago quarter. Our Individual Life segment reported adjusted operating income of $132 million for the current quarter, compared to $142 million in the year-ago quarter. Current quarter results reflected less favorable mortality experience than that of the year-ago quarter, which more than offset increased net investment spread on general account business. Our Individual Annuities segment reported adjusted operating income of $154 million in the current quarter, compared to $143 million in the year-ago quarter. Results for the year-ago quarter benefited $30 million from a reduction in amortization of deferred policy acquisition and other costs together with a decrease in our reserve for guaranteed minimum benefits. Excluding the effect of these items, adjusted operating income for the Individual Annuities segment increased $41 million from the year-ago quarter, including a $22 million contribution to current quarter results from the variable annuity business we acquired from Allstate. The remainder of the increase reflected higher asset-based fees due to growth in variable annuity account values. Our Group Insurance segment reported adjusted operating income of $63 million in the current quarter, compared to $80 million in the year-ago quarter. Results for the current quarter include expenses of $14 million related to a regulatory settlement announced in December 2006.

The Investment division reported adjusted operating income of $355 million for the fourth quarter of 2006, compared to a loss, on an adjusted operating income basis, of $4 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $121 million for the current quarter, an increase of $30 million from the year-ago quarter. The increase included

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more favorable investment results in the current quarter, reflecting a greater contribution from investment joint venture income. In addition, results for the year-ago quarter included transition costs of $8 million relating to integration of the business acquired from CIGNA. The Asset Management segment reported adjusted operating income of $187 million for the current quarter, an increase of $78 million from the year-ago quarter. Current quarter results include income of $44 million from incentive fees related to two institutional real estate investment funds. In addition, current quarter results benefited from a greater contribution from the segment’s proprietary investing business and higher asset management fees reflecting growth in assets under management. Our Financial Advisory segment, which reflects our retail securities brokerage joint venture with Wachovia, reported adjusted operating income of $47 million for the current quarter compared to a loss of $204 million in the year-ago quarter. Our 38% share of the venture resulted in adjusted operating income of $92 million for the current quarter, compared to $61 million in the year-ago quarter, reflecting increased fee income of the venture. Results for the current quarter include expenses of $39 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters. Results for the year-ago quarter include $267 million of such costs, primarily to increase a reserve for estimated settlement costs related to market timing issues for which the company announced a settlement in August 2006.

The International Insurance and Investments division reported adjusted operating income of $398 million for the fourth quarter of 2006, compared to $377 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $364 million for the current quarter, compared to $340 million for the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $232 million for the current quarter, compared to $229 million in the year-ago quarter. Results for the year-ago quarter included $44 million of investment income associated with a single joint venture, as well as expenses estimated to be approximately $20 million greater than an average level associated with business volume, reflecting costs to improve data processing and client servicing capabilities together with advertising campaigns. Excluding the net effect of these items, adjusted operating

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income from the Life Planner operations increased $27 million from the year-ago quarter, reflecting continued business growth partly offset by less favorable mortality experience and a favorable impact of $13 million, versus the year-ago quarter, from foreign currency exchange rates. The segment’s Gibraltar Life operations reported adjusted operating income of $132 million for the current quarter, compared to $111 million in the year-ago quarter. Results for the year-ago quarter included expenses estimated to be approximately $15 million greater than an average level associated with business volume, reflecting costs similar to those incurred in the Life Planner operations. Gibraltar Life’s adjusted operating income reflected a favorable impact of $6 million from foreign currency exchange rates versus the year-ago quarter. The International Investments segment reported adjusted operating income of $34 million for the current quarter, compared to $37 million in the year-ago quarter.

Corporate and Other operations resulted in adjusted operating income of $8 million in the fourth quarter of 2006, compared to $76 million in the year-ago quarter. The decrease reflects a lower contribution from investment income, net of interest expense, which more than offset income of $19 million in the current quarter from securities which we mark to market, as well as lower income from the company’s real estate and relocation business. In addition, results for the year-ago quarter benefited $30 million from a reversal of expenses recorded in earlier periods.

Assets under management amounted to $616 billion at December 31, 2006, compared to $532 billion a year earlier.

Net income of the Financial Services Businesses for the fourth quarter of 2006 amounted to $893 million, compared to $377 million in the year-ago quarter. Current quarter net income includes $130 million of pre-tax net realized investment gains and related charges and adjustments, reflecting sales of fixed income securities and fluctuations in value of hedging instruments covering our foreign currency risk. Net income for the current quarter also reflects pre-tax increases of $43 million in recorded asset values and $17 million in recorded liabilities representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Current quarter net income also includes $19 million of income (net of related taxes) from discontinued operations.

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Net realized investment gains in the current quarter include $17 million of losses from impairments and sales of credit-impaired securities. At December 31, 2006, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $652 million, including $581 million on investment-grade securities, which are substantially all interest rate related. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $611 million at year-end 2005.

Net income of the Financial Services Businesses for the year-ago quarter included $2 million of net realized investment losses and related charges and adjustments, increases of $8 million in recorded assets and $34 million in recorded liabilities for which changes in value will ultimately accrue to contractholders, and losses of $11 million from divested businesses, in each case before income taxes. Net income for the year-ago quarter also included a $29 million loss (net of related taxes) from discontinued operations.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from operations before income taxes of $207 million for the fourth quarter of 2006 and a loss from operations before income taxes of $22 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $299 million in the current quarter and $126 million in the year-ago quarter. The Closed Block Business reported net income for the fourth quarter of 2006 of $144 million, compared to a net loss of $13 million for the year-ago quarter.

For the year ended December 31, 2006, the Closed Block Business reported income from operations before income taxes of $403 million, compared to $482 million for 2005. The Closed Block Business reported net income of $284 million for 2006 and $321 million for 2005.

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Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $1.037 billion for the fourth quarter of 2006 and $364 million for the year-ago quarter, and reported net income of $3.428 billion for the year ended December 31, 2006 and $3.540 billion for 2005.

Share Repurchases and Issuance

During the fourth quarter of 2006, the company acquired 7.7 million shares of its Common Stock, at a total cost of $626 million. From the commencement of share repurchases in May 2002, through December 31, 2006, the company has acquired 152.4 million shares of its Common Stock at a total cost of $7.888 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates

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reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of stock, real estate, and other financial markets; (2) interest rate fluctuations; (3) reestimates of our reserves for future policy benefits and claims; (4) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (5) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (6) changes in our claims-paying or credit ratings; (7) investment losses and defaults; (8) competition in our product lines and for personnel; (9) changes in tax law; (10) economic, political, currency and other risks relating to our international operations; (11) fluctuations in foreign currency exchange rates and foreign securities markets; (12) regulatory or legislative changes; (13) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (14) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (15) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (16) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (17) changes in statutory or U.S. GAAP accounting principles, practices or policies; (18) changes in assumptions for retirement expense; (19) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and continue share repurchases, and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; and (20) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

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Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall

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results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that will ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2005, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 8, 2007 at 11 a.m. ET, to discuss with the investment community the company’s fourth quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 16. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on February 8, through February 15, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 850217.

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Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $616 billion of assets under management as of December 31, 2006, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. The company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, asset management, and real estate services. For more information, please visit www.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,593	$2,450	$10,287	$10,128
Policy charges and fee income	737	629	2,649	2,529
Net investment income	2,011	1,822	7,660	6,863
Asset management fees, commissions and other income	1,206	948	4,250	3,608

Total revenues	6,547	5,849	24,846	23,128

Benefits and expenses:
Insurance and annuity benefits	2,605	2,439	10,423	9,990
Interest credited to policyholders’ account balances	745	632	2,790	2,516
Interest expense	255	192	949	615
Other expenses	1,832	1,772	6,510	6,455

Total benefits and expenses	5,437	5,035	20,672	19,576

Adjusted operating income before income taxes	1,110	814	4,174	3,552
Income taxes, applicable to adjusted operating income	319	290	1,202	1,120

Financial Services Businesses after-tax adjusted operating income (1)	791	524	2,972	2,432

Realized investment gains (losses), net, and related charges and adjustments	130	(2)	90	561
Investment gains (losses) on trading account assets supporting insurance liabilities, net	43	8	35	(33)
Change in experience-rated contractholder liabilities due to asset value changes	(17)	(34)	11	(44)
Divested businesses	(1)	(11)	12	(16)
Equity in earnings of operating joint ventures	(99)	(66)	(322)	(214)

Total pre-tax adjustments	56	(105)	(174)	254
Income taxes, not applicable to adjusted operating income	35	60	(73)	(473)

Total adjustments, after income taxes	21	(165)	(101)	727

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	812	359	2,871	3,159
Equity in earnings of operating joint ventures, net of taxes	62	47	208	142

Income from continuing operations (after-tax) of Financial Services Businesses	874	406	3,079	3,301
Income (loss) from discontinued operations, net of taxes	19	(29)	65	(82)

Net income of Financial Services Businesses	$893	$377	$3,144	$3,219

Direct equity adjustment for earnings per share calculation (2)	17	19	68	82

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$910	$396	$3,212	$3,301

Based on after-tax adjusted operating income	$808	$543	$3,040	$2,514

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Earnings per share of Common Stock (diluted) (2):
Financial Services Businesses after-tax adjusted operating income	$1.67	$1.06	$6.15	$4.83
Realized investment gains (losses), net, and related charges and adjustments	0.27	—	0.18	1.08
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.09	0.02	0.07	(0.06)
Change in experience-rated contractholder liabilities due to asset value changes	(0.04)	(0.07)	0.02	(0.08)
Divested businesses	—	(0.02)	0.02	(0.03)
Equity in earnings of operating joint ventures	(0.20)	(0.13)	(0.64)	(0.42)

Total pre-tax adjustments	0.12	(0.20)	(0.35)	0.49
Income taxes, not applicable to adjusted operating income	0.07	0.12	(0.15)	(0.90)

Total adjustments, after income taxes	0.05	(0.32)	(0.20)	1.39

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	1.72	0.74	5.95	6.22
Equity in earnings of operating joint ventures, net of taxes	0.13	0.09	0.42	0.27

Income from continuing operations (after-tax) of Financial Services Businesses	1.85	0.83	6.37	6.49
Income (loss) from discontinued operations, net of taxes	0.03	(0.05)	0.13	(0.15)

Net income of Financial Services Businesses	$1.88	$0.78	$6.50	$6.34

Weighted average number of outstanding Common shares (diluted basis)	482.8	510.2	494.0	520.9

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$21,690	$21,654
Per share of Common Stock—diluted	45.18	42.70
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$21,306	$20,473
Per share of Common Stock—diluted	44.38	40.37
Number of diluted shares at end of period	480.1	507.1

Adjusted operating income before income taxes, by Segment (1):
Individual Life	$132	$142	$544	$498
Individual Annuities	154	143	586	505
Group Insurance	63	80	229	224

Total Insurance Division	349	365	1,359	1,227

Asset Management	187	109	593	464
Financial Advisory	47	(204)	61	(255)
Retirement	121	91	509	498

Total Investment Division	355	(4)	1,163	707

International Insurance	364	340	1,423	1,310
International Investments	34	37	143	106

Total International Insurance and Investments Division	398	377	1,566	1,416

Corporate and other operations	8	76	86	202

Financial Services Businesses adjusted operating income before income taxes	1,110	814	4,174	3,552

Realized investment gains (losses), net, and related charges and adjustments	130	(2)	90	561
Investment gains (losses) on trading account assets supporting insurance liabilities, net	43	8	35	(33)
Change in experience-rated contractholder liabilities due to asset value changes	(17)	(34)	11	(44)
Divested businesses	(1)	(11)	12	(16)
Equity in earnings of operating joint ventures	(99)	(66)	(322)	(214)

Total pre-tax adjustments	56	(105)	(174)	254

Income from continuing operations before income taxes and equity in earnings of operating joint ventures—Financial Services Businesses	$1,166	$709	$4,000	$3,806

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Insurance Division:
Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$20	$27	$90	$83
Universal life	75	56	192	214
Term life	48	33	148	122

Total excluding corporate-owned life insurance	143	116	430	419
Corporate-owned life insurance	2	2	12	7

Total	$145	$118	$442	$426

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,667	$1,991	$9,712	$7,467

Net sales	$294	$489	$1,677	$1,545

Total account value at end of period	$78,303	$54,769

Group Insurance New Annualized Premiums (4):
Group life	$37	$34	$366	$370
Group disability	17	17	138	154

Total	$54	$51	$504	$524

Investment Division:
Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$156.8	$134.7
Retail customers	79.0	73.5
General account	167.6	159.2

Total Investment Management and Advisory Services	$403.4	$367.4

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$8.3	$7.3	$27.7	$22.9

Net additions, other than money market	$3.4	$4.2	$10.8	$10.4

Retail Assets Under Management (in billions):
Gross additions, other than money market	$2.1	$3.3	$10.0	$8.8

Net additions, other than money market	$0.2	$1.0	$0.2	$0.6

Wrap-fee Product Assets Under Administration (in billions):
Gross additions	$4.6	$5.3	$22.3	$21.7

Net additions	$0.9	$2.3	$7.7	$10.9

Assets under administration at end of period	$69.1	$53.6

Retirement Segment:
Full Service:
Deposits and sales	$3,723	$3,046	$16,156	$13,006

Net additions (withdrawals)	$(111)	$(1,484)	$167	$(912)

Institutional Investment Products:
Gross additions	$1,365	$785	$5,993	$4,065

Net withdrawals	$(399)	$(1,449)	$(363)	$(1,468)

International Insurance and Investments Division:
International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$270	$265	$1,124	$1,179

Constant exchange rate basis	$286	$283	$1,187	$1,220

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Closed Block Business Data:
Income Statement Data:
Revenues	$2,223	$2,063	$7,812	$8,026
Benefits and expenses	2,016	2,085	7,409	7,544

Income (loss) from operations before income taxes	207	(22)	403	482
Income taxes	63	(9)	119	161

Closed Block Business net income (loss)	$144	$(13)	$284	$321

Direct equity adjustment for earnings per share calculation (2)	(17)	(19)	(68)	(82)

Earnings available to holders of Class B Stock after direct equity adjustment	$127	$(32)	$216	$239

Net income (loss) per share of Class B Stock	$63.50	$(16.00)	$108.00	$119.50

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,202	$1,109
Per Share of Class B Stock	601.00	554.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,188	$981
Per Share of Class B Stock	594.00	490.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$8,857	$7,861	$32,488	$31,599
Benefits and expenses	7,484	7,174	28,085	27,311

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	1,373	687	4,403	4,288
Income tax expense	417	341	1,248	808

Income from continuing operations before equity in earnings of operating joint ventures	956	346	3,155	3,480
Equity in earnings of operating joint ventures, net of taxes	62	47	208	142

Income from continuing operations	1,018	393	3,363	3,622
Income (loss) from discontinued operations, net of taxes	19	(29)	65	(82)

Consolidated net income	$1,037	$364	$3,428	$3,540

Net income:
Financial Services Businesses	$893	$377	$3,144	$3,219
Closed Block Business	144	(13)	284	321

Consolidated net income	$1,037	$364	$3,428	$3,540

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$454.3	$413.4
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment—Investment Management and Advisory Services	$403.4	$367.4
Non-proprietary assets under management	54.2	48.1

Total managed by Investment Division	457.6	415.5
Managed by International Insurance and Investments Division	86.2	71.4
Managed by Insurance Division	72.2	44.6

Total assets under management	616.0	531.5
Client assets under administration	112.9	92.5

Total assets under management and administration	$728.9	$624.0

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rate amounts are translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen, 102 per U.S. dollar; Korean won 1030 per U.S. dollar. Single premium business for the Company’s international insurance operations is included in annualized new business premiums based on a 10% credit.